Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of May 13, 2019, by and between Blue Ridge Bank, National Association (the “Bank”) and A. Preston Moore, Jr.

WHEREAS, the Bank is the wholly-owned national banking association subsidiary of Blue Ridge Bankshares, Inc., a Virginia corporation (“BRB”);

WHEREAS, BRB and Virginia Community Bankshares, Inc. (“VCB”) have entered into that certain Agreement and Plan of Reorganization dated as of May 13, 2019 (the “Reorganization Agreement”), under which VCB will merge with and into BRB (the “Merger”), and Virginia Community Bank, the wholly-owned Virginia chartered commercial bank subsidiary of VCB, will merge with and into the Bank (the “Subsidiary Bank Merger”);

WHEREAS, based on your position as a key executive officer of VCB and Virginia Community Bank and as a material inducement for BRB to enter into the Reorganization Agreement, you and the Bank have agreed that upon the consummation of the Merger and the Subsidiary Bank Merger, you shall become an employee of the Bank under the terms and conditions set forth herein; and

WHEREAS, you are willing to make your services available to the Bank after the Merger and the Subsidiary Bank Merger on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.    Employment and Acceptance. Conditional upon consummation of the Merger and the Subsidiary Bank Merger and your continuing in the employ of Virginia Community Bank until the effective date and time of the Subsidiary Bank Merger (the “Effective Time”) and effective at the Effective Time, you shall be employed as President – Central Virginia Region of the Bank. You shall have the duties and responsibilities that are commensurate with your position and shall also render such other services and duties as may be reasonably assigned you from time to time by the Bank, consistent with your position with the Bank. You accept and agree to such employment and agree to carry out your duties and responsibilities to the best of your ability in a competent, efficient and businesslike manner. You further agree to comply with all the policies, standards and codes of conduct of the Bank now or hereafter adopted.

References in this Agreement to services rendered for the Bank and compensation and benefits payable or provided by the Bank shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate (as defined below). Unless the context otherwise requires, references in this Agreement to the “Bank” also shall mean and refer to any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank (each, an “Affiliate”).

2.    Term. This Agreement is effective at the Effective Time and will expire on the third (3rd) anniversary of the Effective Time (the term of this Agreement is referred to as the “Employment Period”).

3.    Compensation.

(a)    Base Salary. During the Employment Period, you shall receive for your services an annual base salary (the “Base Salary”) in an amount to be determined by the Bank in accordance with the salary administration program of the Bank as it may from time to time be in effect. The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Bank. In no event, however, will the Base Salary be less than the gross amount of $225,000.00 unless any reduction is proportionate to reductions in base salaries of other similarly situated officers. The Base Salary will be subject to all applicable withholdings and deductions required by federal and state law.

(b)    Annual Bonus. During the Employment Period, you may be entitled to receive annual cash bonus payments in such amounts and at such times as may be determined by the Bank pursuant to its bonus program for officers of the Bank. Any annual cash bonus will be paid to you no later than two and one-half (2 1⁄2) months after the end of the year for which the annual bonus is awarded. To be eligible to receive any cash bonus, you must be actively employed by the Bank on the date such bonus is paid. The bonus will be subject to all applicable withholdings and deductions required by federal and state law.

(c)    Stock Compensation. As soon as practicable after the Effective Time, the Compensation Committee of the Board of Directors of BRB (the “Compensation Committee”) will consider for approval a restricted stock award granted under the Blue Ridge Bankshares, Inc. Equity Incentive Plan (the “Plan”) covering 6,000 shares of common stock of BRB, with one-third vesting on each of the first (1st) through third (3rd) anniversaries of the Effective Time subject to satisfaction of performance-based vesting terms to be determined by the Compensation Committee and continued employment over the applicable vesting period. The restricted stock award will be evidenced by an award agreement, will be subject to the terms of the Plan, and may provide for partial vesting in the event of termination of employment prior to the end of the applicable vesting period, but only if performance-based vesting terms are satisfied.

(d)    Benefits. You may participate in those retirement, life insurance, medical, sick leave, vacation, paid time off and other employee benefit plans and programs of the Bank that may be in effect from time to time, to the extent you are eligible under the terms of those plans and programs. The Bank reserves the right to modify, add or eliminate benefits for its employees at any time as it deems appropriate.

(e)    Business Expenses. The Bank will pay on your behalf (or reimburse you for) reasonable expenses incurred by you at the request of, or on behalf of, the Bank in the performance of your duties pursuant to this Agreement, in accordance with the Bank’s policies as in effect from time to time.

(f)    Automobile. The Bank will pay you $750.00 per month as an automobile allowance. Such automobile allowance will be reported by the Bank as taxable income to you and will be subject to income and employment tax withholding.

4.    Termination and Termination Benefits. Notwithstanding the provisions of Section 2, and in addition to the expiration of the term of this Agreement, your employment will terminate under the following circumstances and will be subject to the following provisions:

(a)    Termination as a Consequence of Death or Disability. If you die while employed by the Bank, the Bank will pay your beneficiary designated in writing (provided such writing is executed and dated by you and delivered to the Bank in a form acceptable to the Bank prior to your death) and surviving you or, if none, your estate your Base Salary through the end of the calendar month in which your death occurs. If you become “disabled” (as defined below), the Bank may give you written notice of its intention to terminate your employment, in which event your employment with the Bank will terminate on the 30th day after receipt of such notice by you.

For purposes of this Section 4, you are “disabled” if you are entitled to receive long-term disability benefits under the Bank’s long-term disability plan, or, if there is no such plan, your inability to perform any of your essential job functions, which disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days out of any consecutive 360 day period, as a result of your incapacity due to physical or mental illness (as determined by the opinion of an independent physician selected by the Bank).

(b)    Termination for Cause. Your employment may be terminated for Cause at any time. If the Bank terminates you for Cause, you shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination. Only the following shall constitute “Cause” for such termination:

(i)    deliberate neglect by you in the performance of your material duties and responsibilities as established from time to time by the Bank or your willful failure to follow reasonable instructions or policies of the Bank;

(ii)    your failure to satisfactorily perform your job duties or satisfactorily attain production, development, sales, growth, or other performance levels after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Bank) to remedy such failure;

(iii)    conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Bank or an Affiliate;

(iv)    any breach by you of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Bank) to remedy such breach or violation; or

(v)    the willful engaging by you in conduct that in the good faith judgment of the Bank is reasonably likely to result, or has resulted, in material injury to the Bank, reputational, financial or otherwise.

(c)    Termination by You Without Good Reason. You may terminate your employment under this Agreement without Good Reason (as defined below) by written notice to the Bank effective 30 days after receipt of such notice by the Bank. If you terminate your employment without Good Reason, you shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination. It shall not constitute a breach of this Agreement for the Bank to suspend your duties and to place you on paid leave during the notice period.

(d)    Termination by the Bank Without Cause. Your employment may be terminated by the Bank without Cause at any time upon written notice to you, which termination will be effective immediately or on such later date as specified in the written notice. In the event your employment is terminated without Cause, you shall receive any unpaid Base Salary through the date of termination within 30 days after the date of termination. In addition, you shall receive the following benefits, provided you sign a release and waiver of claims in favor of the Bank, its Affiliates and their respective officers and directors in a form provided by the Bank no later than the date of termination and such release has become effective within 30 days after the date of termination (the “Release”):

(i)    For the remainder of the term set forth in Section 2 of this Agreement (the “Severance Period”), the Bank shall continue to pay your Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to you had your employment not been terminated, subject to compliance with Section 8(i) of this Agreement regarding the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”).

(ii)    You will receive the annual bonus, if any, that you would have received under Section 3(b) of this Agreement for the year prior to the year in which your employment terminates, had you remained employed but subject to attainment of performance criteria for such bonus, if such bonus was not yet paid on the date of your termination of employment;

(iii)    You will receive a cash payment equal to the monthly cost of COBRA coverage for you that would be in effect if you elected such coverage, for the number of months remaining in the Severance Period (or 18 months, whichever is less). Such payment will be made in a lump sum on the 30th day after the date of termination, net of employment and income tax withholding.

Notwithstanding the foregoing, you shall not be entitled to any further payment under this Section 4(d) or under Section 4(e) of this Agreement in the event the Bank determines that you have breached any of the covenants set forth in Section 5 of this Agreement and files an action to enforce the covenants. Further, in such a proceeding, the Bank shall seek, and you shall be liable to return to the Bank, any payments made to you under this Section 4 dating back to the date of the original breach.

(e)    Termination by You for Good Reason. You may voluntarily terminate your employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and other benefits set forth in Section 4(d) relating to a termination without Cause, provided you sign a Release and it becomes effective within 30 days after the date of your termination. You must provide written notice to the Bank of the existence of the event or condition constituting such Good Reason within 90 days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by you, the Bank shall have a period of 30 days during which it may remedy in good faith the event or condition constituting Good Reason, and your employment shall continue in effect during such time so long as the Bank is making diligent efforts to cure. In the event the Bank shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank shall not be required to pay the amount due to you under this Section 4(e).

For purposes of this Agreement, Good Reason shall mean:

(i)    a material diminution in your position, authority, duties or responsibilities;

(ii)    the relocation of your primary office by more than 100 miles from its location as of the Effective Time without your consent; or

(iii)    the failure of the Bank to comply with the provisions of Section 3 or a material breach by the Bank of any other provision of this Agreement.

Notwithstanding the above, Good Reason shall not include any resignation by you where Cause for your termination by the Bank exists.

(f)    Regulatory Requirement. The Bank shall not be required to make payment of, or provide any benefit under, this Section 4 to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359 or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

(g)    Resignation of All Other Positions. Effective upon the termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer or member of the Board of Directors (or committee thereof) of the Bank or any of its Affiliates.

5.    Covenants of the Officer.

(a)    Noncompetition. You agree that when employed during the Employment Period and (i) following the expiration of this Agreement for a period of 24 months or, (ii) in the event there is a termination of your employment for any reason, including resignation or retirement, during the Employment Period for the longer of (A) 24-months from the date of termination of employment or (B) three (3) years from the Effective Time (the “Restricted Period”), you will not directly or indirectly, as a principal, agent, employee, employer, investor, director, consultant, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) by performing competitive duties that are the same or substantially similar to those which you held or performed on behalf of the Bank or any of its Affiliates during the Employment Period. Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b)    Nonsolicitation. You further agree that when employed during the Employment Period and through the Restricted Period, you will not directly or indirectly: (x) solicit, or assist any other Person (as defined below) in soliciting, any Customers (as defined below) to make deposits in, borrow money from, or become customers of any other company conducting a Competitive Business in the Market Area; (y) induce any Customers to terminate their relationship with the Bank or its Affiliates; or (z) contact, solicit or assist in the solicitation of any employee of the Bank or its Affiliates or any person who had been an employee of the Bank within the six-month period preceding the date of termination of your employment to terminate or resign his or her employment with the Bank or any of its Affiliates.

(c)    Definitions. As used in this Agreement,

(i)    the term “Competitive Business” means any of the following businesses in which you have been significantly engaged in during the last twelve (12) months of your employment with the Bank on behalf of the Bank: the financial services business, which includes one or more of the following businesses: consumer and commercial banking, insurance brokerage, asset management, residential and commercial mortgage lending, and any other business in which the Bank or any of its Affiliates are engaged;

(ii)    the term “Market Area” means (A) the cities of Charlottesville and Fredericksburg and the counties of Albemarle, Louisa and Orange in Virginia, and any cities, towns and counties immediately adjacent to such localities, and (B) any other city, town, county or municipality in Virginia in which the Bank has established and is continuing to operate a banking, mortgage or loan production office (excluding, for purposes of this Agreement, an office providing solely residential mortgage loans, unless such office is in the areas identified in clause (A) above) as of the date of termination of your employment (1) from which you worked on a regular basis, (2) from which someone who directly reported to you worked on a regular basis, (3) over which you had direct responsibility, or (4) where a department over which you had direct responsibility was located;

(iii)    the term “Customer” means customers or clients of the Bank or its Affiliates, including any customer or client that is a bank, that you contacted in any manner during the last twelve (12) months of your employment with the Bank in furtherance of the business of the Bank or its Affiliates or about whom you have information that is confidential or that is not available publicly, as well as any prospective customer or client of the Bank or its Affiliates, including any prospective customer or client that is a bank, with whom you had direct contact during the last three (3) months of your employment with the Bank for the purpose of encouraging or soliciting them to do business with the Bank or its Affiliates;

(iv)    the term “Person” means any person, partnership, corporation, company, group or other entity; and

(v)    the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Bank.

(d)    Confidentiality. During the Employment Period and for a period of five (5) years following the end of your employment, or for however long the information constitutes a trade secret under federal or Virginia law, whichever period is longer, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, you shall not, without the written consent of a person duly authorized by the Bank, disclose to any Person (other than your personal attorney, or an employee of the Bank or an Affiliate, or a Person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as an employee of the Bank) or utilize in conducting a business any Confidential Information obtained by you while in the employ of the Bank, unless such information has become a matter of public knowledge at the time of such disclosure.

(e)    Notice. The U.S. Defense of Trade Secrets Act provides civil and criminal immunity to certain whistleblowers for the confidential disclosure of trade secrets

(i) to relevant federal government officials or an engaged attorney, when such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a document filed under seal in a lawsuit or other proceeding.

(f)    Acknowledgment. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Bank and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on your post-employment activity nor overly burdensome for you to abide by. You covenant that you will not make any contention contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 5 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Bank or an Affiliate.

(g)    Enforcement. You acknowledge that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin you from violating any such covenants. If the Bank is successful in whole or in part in any legal, equitable or arbitration action against you in connection with the enforcement of the covenants included in this Section 5, the Bank shall be entitled to payment of all costs, including reasonable attorney’s fees, from you, in addition to reimbursement of severance payments made to you, as provided in Section 4, from the date of the breach through the end of the Severance Period. In the event legal action is commenced with respect to the provisions of this Section 5 and you have not strictly observed the restrictions set forth in this Section 5, then the restricted periods described in Paragraphs (a) and (b) in this Section 5 may, in the Court or arbitrator’s discretion, be tolled and run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 5 will survive termination and expiration of this Agreement.

6.    Dispute Resolution.

(a)    Except as provided in Section 6(c) below, both the Bank and you acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Albemarle County, Virginia, in accordance with the JAMS

Employment Arbitration Rules & Procedures. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b)    The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. You hereby consent to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)    The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d)    YOU HEREBY CONFIRM YOU HAVE READ AND UNDERSTAND THIS SECTION 6, WHICH DISCUSSES ARBITRATION, AND UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE, EXCEPT AS PROVIDED IN SECTION 6(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF YOUR RELATIONSHIP WITH THE COMPANY.

7.    Non-disparagement. You will not at any time during or after the Employment Period make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank, its Affiliates, or their business, or any of their directors, employees, customers, and other associated third parties. This Section 7 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. You shall promptly provide written notice of any such order to the Bank.

8.    Miscellaneous.

(a)    Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

(b)    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

(c)    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement may be amended only by an agreement signed by the parties hereto.

(d)    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege.

(e)    Binding Effect; Survival. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by you. Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement.

(f)    No Construction Against Any Party. This Agreement is the product of informed negotiations between parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(g)    Clawback. Any incentive based compensation or award that you receive, or have received, from the Bank or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Bank as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Bank or of BRB determines, including pursuant to any incentive compensation clawback policy adopted by the Board of Directors of the Bank or of BRB.

(h)    Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Bank or its Affiliates (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Bank. The Documents and any copies thereof stored in any manner, together with any Bank issued equipment, vehicles, keys, security devices, identification cards, computers, cell phones and other devices, that are in your possession or control shall be returned to the Bank immediately upon your termination of employment for any reason or at such earlier time as the Board of Directors of the Bank or its designees may specify.

(i)    Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A to the extent required to avoid a violation of Section 409A. Notwithstanding the foregoing, neither the Bank nor any Affiliate makes any representation that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Bank or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination or if sooner the date of your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you (or your beneficiary) in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Any payment under Section 4 of this Agreement that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and that is subject to the Release becoming effective, and that would otherwise be paid in the first 30 days after your termination date shall be paid, if at all, on such 30th day and any remaining payments shall be made in accordance with their original schedule.

Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Bank’s applicable policy or benefit plan, but in all events reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

(j)    Notices. Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Bank shall be directed to the Chief Executive Officer of the Bank, with a copy directed to the Chairman of the Board of Directors of BRB Notices to you shall be directed to your last known address. Either party may designate another address in writing (or by such other method approved by the Bank) from time to time.

(k)    Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREE: (i) THAT YOU HAVE FULLY READ, UNDERSTAND AND ARE VOLUNTARILY ENTERING INTO THIS AGREEMENT; AND (ii) THAT, YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

(l)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

BLUE RIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Brian K. Plum
Brian K. Plum
Chief Executive Officer

/s/ A. Preston Moore, Jr.
A. Preston Moore, Jr.

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